UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 9, 2009

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 490, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends the Current Report on Form 8-K of Caspian Services, Inc. (the “Company”) filed on September 15, 2009 (the “Original Report”). The purpose of this Amendment is to correct inadvertent errors in the amount of the payment to John Baile, our Chief Financial Officer, and in the total payout to be made in connection with the termination of the mandatory stock option grant provision contained in the employment contracts of certain employees, including Mr. Baile. In the Original Report the Company disclosed that the payout to Mr. Baile would be equal to three months salary, which was incorrectly calculated as $37,500. The correct amount of the payout to Mr. Baile is $45,000. The correct amount of the total payout is $264,000, not $256,500.

Except for the above referenced changes to the first and second sentences of the second paragraph of Item 1.01 and a change to Item 9.01 to incorporate Exhibit 10.1 by reference to the Original Report, the disclosures contained in the Original Report have not been changed in any way. For convenience and ease of reference, Items 1.01, 5.02 and 9.01are restated below in their entirety. No attempt has been made in this Current Report on Form 8-K/A to update other disclosures presented in the Original Report and this Current Report on Form 8-K/A does not reflect events occurring after the filing of the Original Report or modify or update those disclosures affected by subsequent events.

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2009, the board of directors of Caspian Services, Inc. (the “Company”) reached agreement with certain employees on amendments to their employment agreements, including Kerry Doyle, John Baile and John Scott, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. The current employment agreements of Mr. Doyle, Mr. Baile and Mr. Scott and certain other employees provide for annual mandatory stock option grants equal to the respective individual’s annual salary divided by the bid price of the Company’s common stock at the time of grant, with the exercise price of such options being based on the bid price for the Company’s common stock at the time of grant. Given the decrease in the Company’s common stock price since the time the employment agreements were entered into, the board of directors believes it to be in the best interest of the Company to negotiate a termination of the mandatory stock option grant provision of the Company’s employment agreements. Therefore, the board of directors of the Company and its employees who are entitled to mandatory stock option grants have agreed to terminate the mandatory stock option grants from their employment agreements effective August 1, 2009 in exchange for a one-time cash payment equal to three months of the individual’s salary. Employees entitled to mandatory grants are entitled to the pro-rata percentage of the grant earned during the current fiscal year prior to August 1, 2009.

In connection with the termination of mandatory grants, Mr. Doyle will receive a one-time payment of $72,000, Mr. Baile will receive a one-time payment of $45,000 and Mr. Scott will receive a one-time payment of $60,000. The total payout to Company employees, including Mr. Doyle, Mr. Baile and Mr. Scott is $264,000.

The amended employment agreements also provide that the employee will be eligible to receive annual cash bonuses in such amounts and at such times as may be approved by the board of directors in its sole discretion.

The description of the amendments to the employment agreements in this Report is only a summary of the amendment and is qualified in its entirety by reference to the form of Addendum # ___ to the Employment Agreement, a copy of which is attached as an exhibit to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Form of Addendum # __ to the Employment Agreement Dated _________ Between Caspian Services, Inc. and ___________.*

* Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on September 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: September 16, 2009	By:	/s/ Alexey Kotov
Alexey Kotov, Corporate Secretary

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